SCHEDULE 14C

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SCHEDULE 14C INFORMATION

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EQ ADVISORS TRUST

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AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

EQ ADVISORS TRUST

INFORMATION STATEMENT DATED OCTOBER 22, 2018

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The purpose of this Information Statement is to provide you with information about a new investment sub-adviser for EQ/ClearBridge Select Equity Managed Volatility Portfolio (“Portfolio”), a series of EQ Advisors Trust (“Trust”). Prior to the appointment of the new investment sub-adviser, the Portfolio was known as AXA/Mutual Large Cap Equity Managed Volatility Portfolio. The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain an additional copy of the Trust’s Prospectus or Statement of Additional Information, or its most recent Annual and Semi-Annual Reports, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104, by calling 1-877-222-2144, or by visiting the Trust’s website at www.axa-equitablefunds.com.

AXA Equitable Funds Management Group, LLC (“FMG LLC” or “Adviser”) serves as the Investment Adviser and Administrator of the Trust and is located at 1290 Avenue of the Americas, New York, New York 10104. AXA Distributors, LLC (“Distributor”) serves as the Distributor for the Trust’s shares and is located at 1290 Avenue of the Americas, New York, New York 10104. FMG LLC, in its capacity as the Investment Adviser of the Trust, has received from the Securities and Exchange Commission (“SEC”) an exemptive order to permit FMG LLC, subject to approval of the Trust’s Board of Trustees (“Board”), to hire, terminate and replace investment sub-advisers for the Trust (“Sub-Advisers”) and to amend the sub-advisory agreements between FMG LLC and the Sub-Advisers without obtaining shareholder approval, subject to certain conditions. These conditions require, among other things, that shareholders be notified of the appointment of a new Sub-Adviser within 90 days of the effective date of the Sub-Adviser’s appointment. This Information Statement provides such notice of the appointment of a New Sub-Adviser (defined below) and the approval of a New Agreement (defined below).

At a regular meeting of the Board held on June 12-13, 2018, the Board, including the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the Trust, the Adviser, the Sub-Advisers or the Distributor (“Independent Trustees”), considered and unanimously approved the Adviser’s proposal to (1) terminate the Investment Sub-Advisory Agreement between FMG LLC and Franklin Mutual Advisers, LLC (“Franklin Mutual”), dated May 1, 2011 and most recently approved by the Board at a regular meeting held on July 10-12, 2018, with respect to the Portfolio (“Old Agreement”), and (2) approve a new Investment Sub-Advisory Agreement between FMG LLC and ClearBridge Investments, LLC (“ClearBridge” or “New Sub-Adviser”) with respect to the Portfolio (“New Agreement”), in connection with which ClearBridge would replace Franklin Mutual as the Sub-Adviser to the portion of the Portfolio that is actively managed (“Active Allocated Portion”). The Adviser’s proposal was based on its strategic outlook and its assessment of the long-term performance of the Portfolio. Based on a review of comparative performance information and other factors, FMG LLC recommended, and the Board approved, the termination of the Old Agreement and the approval of the New Agreement.

In connection with its approval of the New Agreement, the Board also approved the Adviser’s proposal to change the Portfolio’s actively managed investment strategies to reflect ClearBridge’s proposed use of its “Select Strategy” for the Portfolio’s Active Allocated Portion, as well as the Adviser’s proposal to change the Portfolio’s name to “EQ/ClearBridge Select Equity Managed Volatility Portfolio.” The Board noted that the proposed changes reflect ClearBridge’s broader, multi cap mandate, in contrast to Franklin Mutual’s large cap value mandate, and ClearBridge’s approach of investing in a relatively smaller number of issuers. The Board noted that the proposed changes were based on the Adviser’s belief that the Portfolio would have better prospects for future growth as a fund operating under ClearBridge’s Select Strategy. In addition, a portion of the Portfolio seeks to track the performance of an index (“Index Allocated Portion”), BlackRock Investment Management, LLC is the Sub-Adviser to the Portfolio’s Index Allocated Portion.

Factors Considered by the Board

In reaching its decision to approve the New Agreement, the Board considered the overall fairness of the New Agreement and whether the New Agreement was in the best interests of the Portfolio and its investors. The Board further considered all factors it deemed relevant with respect to the Portfolio and the New Agreement, including: (1) the nature, quality and extent of the overall services to be provided to the Portfolio by ClearBridge; (2) comparative performance information; (3) the level of the proposed sub-advisory fee; (4) economies of scale that may be realized by the Portfolio; and (5) “fall out” benefits that may accrue to ClearBridge and its affiliates (i.e., indirect benefits that ClearBridge would not receive but for the existence of its relationship with the Portfolio). In considering the New Agreement, the Board did not identify any single factor or information as all-important or controlling, and each Trustee may have attributed different weight to each factor.

In connection with its deliberations, the Board took into account information prepared by the Adviser and ClearBridge, including memoranda and other materials addressing the factors set out above, which were provided to the Trustees prior to the meeting. The information provided to the Trustees described, among other things, the services to be provided by ClearBridge, as well as ClearBridge’s investment personnel, proposed sub-advisory fee, performance information, and other matters. The Board also took into account information provided to the Trustees at prior Board meetings. During the relevant meeting, the Trustees met with senior representatives of the Adviser to discuss the New Agreement and the information provided. The Independent Trustees met in executive session during the meeting to review the information provided and discuss the proposed arrangement. The Independent Trustees were assisted by independent legal counsel prior to and during the meeting and during their deliberations regarding the New Agreement and also received from counsel materials addressing, among other things, the legal standards applicable to their consideration of the New Agreement. In approving the New Agreement, each Trustee, including the Independent Trustees, on the basis of their business judgment after review of all information, determined that the proposed sub-advisory fee was reasonable and that the approval of the New Agreement was in the best interests of the Portfolio and its investors. Although the Board gave attention to all information provided, the following discusses some of the primary factors that the Board deemed relevant to its decision to approve the New Agreement.

The Board evaluated the nature, quality and extent of the overall services to be provided to the Portfolio and its investors by ClearBridge. In addition to the investment performance information discussed below, the Board considered ClearBridge’s responsibilities with respect to the Portfolio (or the allocated portion thereof) pursuant to the New Agreement, and ClearBridge’s experience in serving as an investment adviser or sub-adviser for funds and/or accounts similar to the Portfolio. The Board considered that ClearBridge, subject to the oversight of the Adviser, would be responsible for making investment decisions with respect to the Portfolio (or the allocated portion thereof); placing with brokers or dealers orders for the purchase and sale of investments for the Portfolio (or the allocated portion thereof); and performing certain related administrative functions. The Board also reviewed information regarding ClearBridge’s process for selecting investments for the Portfolio (or the allocated portion thereof), as well as information regarding the qualifications and experience of ClearBridge’s portfolio manager who would provide services to the Portfolio. The Board also considered information regarding ClearBridge’s procedures for executing portfolio transactions for the Portfolio (or the allocated portion thereof) and ClearBridge’s policies and procedures for selecting brokers and dealers and obtaining research from those brokers and dealers. In addition, the Board received information regarding ClearBridge’s trading experience and how ClearBridge would seek to achieve “best execution” on behalf of the Portfolio (or the allocated portion thereof). The Board’s conclusion regarding the nature, quality and extent of the overall services to be provided by ClearBridge also was based, in part, on the Trustees’ experience and familiarity with ClearBridge’s serving as sub-adviser for other portfolios of the Trust and on periodic reports provided to the Trustees regarding the services provided by ClearBridge to those other portfolios.

The Board also factored into its review its familiarity with ClearBridge’s compliance program, policies and procedures, noting that it had considered the Portfolio’s Chief Compliance Officer’s evaluation of ClearBridge’s compliance program, policies and procedures, and the Chief Compliance Officer’s certification that they were consistent with applicable legal standards, in connection with its approval of the investment sub-advisory agreement with ClearBridge with respect to the other portfolios of the Trust. The Board also considered whether there were any pending lawsuits, enforcement proceedings or regulatory investigations involving ClearBridge and reviewed information regarding ClearBridge’s financial condition and history of operations and potential conflicts of interest in managing the Portfolio.

The Board also received and reviewed performance data relating to ClearBridge’s management of other funds and accounts with a similar investment strategy as the Portfolio (or the allocated portion thereof), as compared to an appropriate peer group and performance benchmarks. The Board also received and reviewed information regarding the performance of the ClearBridge Select composite relative to the performance of Franklin Mutual’s actively managed portion of the Portfolio over various time periods. The Board generally considered long-term performance to be more important than short-term performance. The Board also considered ClearBridge’s expertise, resources, proposed investment strategy, and personnel for advising the Portfolio (or the allocated portion thereof).

Based on its review, the Board determined that the nature, quality and extent of the overall services to be provided by ClearBridge were appropriate for the Portfolio in light of its investment objective and, thus, supported a decision to approve the New Agreement.

The Board considered the proposed sub-advisory fee for ClearBridge in light of the nature, quality and extent of the overall services to be provided by ClearBridge. In this regard, the Board noted that the sub-advisory fee rate to be payable to ClearBridge under the proposed New Agreement is lower than the sub-advisory fee rate payable to Franklin Mutual. In addition, the Board considered the relative levels of the sub-advisory fee to be paid to ClearBridge and the management fee to be retained by the Adviser in light of, among other factors, the services provided to the Portfolio by the Adviser and ClearBridge. The Board also considered the proposed sub-advisory fee in light of the fees that ClearBridge charges under other advisory agreements with other clients. The Board noted that the management fee paid by the Portfolio to the Adviser would not change as a result of the approval of the New Agreement.

The Board further noted that the Adviser, and not the Portfolio, would pay ClearBridge and that the proposed sub-advisory fee was negotiated between ClearBridge and the Adviser. Moreover, the Board noted that the Adviser generally is aware of the fees charged by sub-advisers to other clients and that the Adviser believes that the fee agreed upon with ClearBridge is reasonable in light of the nature, quality and extent of the investment advisory services to be provided. Based on its review, the Board determined that the proposed sub-advisory fee is reasonable.

The Board also considered the estimated impact of the proposed sub-advisory fee on the profitability of the Adviser. In this regard, the Board noted that the appointment of ClearBridge is expected to have a positive impact on the Adviser’s profitability at the Portfolio’s current asset levels. The Adviser advised the Board that it does not regard Sub-Adviser profitability as meaningful to its evaluation of the New Agreement. The Board acknowledged the Adviser’s view of Sub-Adviser profitability, noting the Board’s findings as to the reasonableness of the sub-advisory fee and that the fee is the product of negotiations with the Adviser and reflect levels of profitability acceptable to the Adviser and ClearBridge based on the particular circumstances in each case for each of them.

The Board also considered whether economies of scale would be realized as the Portfolio grows larger and the extent to which this is reflected in the proposed sub-advisory fee schedule. While recognizing that any precise determination is inherently subject to assumptions and subjective assessments, the Board noted that the proposed sub-advisory fee rate schedule for the Portfolio includes a breakpoint that would reduce the subadvisory fee rate, based on the amount of Portfolio assets expected initially to be under ClearBridge’s management. In this regard, the Board acknowledged that the breakpoint in the sub-advisory fee rate schedule may result in savings to the Adviser and not to investors. The Board considered these factors, and the relationship they bear to the revised fee structure charged to the Portfolio by the Adviser, and concluded that there was a reasonable sharing of benefits from any economies of scale with the Portfolio.

The Board also considered possible fall-out benefits and other types of benefits that may accrue to ClearBridge, including the following. The Board considered that ClearBridge, through its position as a Sub-Adviser to the Portfolio, may engage in “soft dollar” transactions. The Board also noted that ClearBridge currently serves as sub-adviser for other portfolios advised by the Adviser and receives subadvisory fees with respect to those portfolios. In addition, the Board noted that ClearBridge may benefit from greater exposure in the marketplace with respect to ClearBridge’s investment process and from expanding its level of assets under management, and ClearBridge may derive benefits from its association with the Adviser and other Sub-Advisers. Based on its review, the Board determined that any fall-out benefits and other types of benefits that may accrue to ClearBridge are reasonable.

ClearBridge became the New Sub-Adviser to the Active Allocated Portion, and the Portfolio’s name changed as indicated above, effective on or about October 1, 2018.

Information Regarding the Investment Sub-Advisory Agreement

The terms of the New Agreement between FMG LLC and ClearBridge are substantially similar to the terms of the Old Agreement between FMG LLC and Franklin Mutual, except as to the effective date and compensation, and except that the New Agreement includes: a more detailed description of FMG LLC’s general responsibilities with respect to the Portfolio, including the responsibilities for which FMG LLC remains responsible in connection with its delegation of responsibilities to ClearBridge; certain representations by FMG LLC regarding compliance with certain Commodity Futures Trading Commission regulations, as applicable; a more detailed description of FMG LLC’s and ClearBridge’s confidentiality obligations with respect to information obtained in connection with their respective duties under the New Agreement; and certain other non-material changes. Pursuant to the New Agreement, the New Sub-Adviser is appointed by FMG LLC to act as investment sub-adviser for the Portfolio and to manage the investment and reinvestment of the portion of the Portfolio that has been allocated to the New Sub-Adviser from time to time, subject to the direction, control and oversight of FMG LLC and the Board. The New Agreement will remain in effect for an initial two-year term and thereafter only so long as the Board, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The New Agreement can be terminated at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty days’ written notice to FMG LLC and the New Sub-Adviser, or by FMG LLC or the New Sub-Adviser on sixty days’ written notice to the Trust and the other party. The New Agreement also terminates automatically in the event of its “assignment” (as defined in the 1940 Act) or in the event that the Investment Management Agreement between FMG LLC and the Trust is terminated for any other reason. FMG LLC (and not the Portfolio) is responsible for the payment of the sub-advisory fee to the New Sub-Adviser. The appointment of ClearBridge as a Sub-Adviser to the Portfolio did not result in a change to the investment management fee paid by the Portfolio to the FMG LLC.

The New Agreement generally provides that the New Sub-Adviser will not be liable for any losses, claims, damages, liabilities or litigation incurred by FMG LLC or the Trust as a result of any error of judgment or mistake of law by the New Sub-Adviser with respect to the Portfolio, except that nothing in the New Agreement limits the New Sub-Adviser’s liability for all losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the New Sub-Adviser in the performance of any of its duties or obligations or (ii) any untrue statement of a material fact, or any omission thereof, in the Trust’s Prospectus, Statement of Additional Information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio, if such statement or omission was made in reliance upon information furnished by the New Sub-Adviser to FMG LLC or the Trust.

Comparison of Sub-Advisory Fees

The sub-advisory fee rate payable to ClearBridge under the New Agreement is lower at all asset levels than the sub-advisory fee rate paid to Franklin Mutual under the Old Agreement. Accordingly, the effective sub-advisory fee rate that FMG LLC pays to ClearBridge under the New Agreement is lower than the effective sub-advisory fee rate that FMG LLC paid to Franklin Mutual under the Old Agreement. If, during the Portfolio’s fiscal year ended December 31, 2017, the assets that were allocated to Franklin Mutual had been allocated to ClearBridge, the aggregate sub-advisory fee rate of 0.51% of the Portfolio’s average daily net assets and the aggregate sub-advisory fees of $1,556,118 that FMG LLC paid with respect to the Portfolio would have decreased to 0.41% and $1,240,696, respectively. This 0.10% decrease in the aggregate sub-advisory fee rate represents a $315,421 decrease in the aggregate sub-advisory fees paid by FMG LLC with respect to the Portfolio for the fiscal year ended December 31, 2017.

Information Regarding ClearBridge Investments, LLC

The following provides additional information about the New Sub-Adviser. Information with respect to advisory fee(s) paid to the New Sub-Adviser by comparable fund(s) subject to the 1940 Act that it advises is provided in Appendix A to this Information Statement.

ClearBridge is organized as a limited liability company in the State of Delaware and is a wholly-owned subsidiary of Legg Mason, Inc. As of June 29, 2018, ClearBridge had approximately $140.2 billion in assets under management, including $19.6 billion for which ClearBridge provides investment models to managed account sponsors.

Effective as of October 1, 2018, Aram E. Green is primarily responsible for the securities selection, research and trading for the Active Allocated Portion of the Portfolio. Mr. Green is a Managing Director and Portfolio Manager at ClearBridge and has been employed at ClearBridge since 2006.

ClearBridge’s principal office is located at 620 Eighth Avenue, New York, New York 10018. ClearBridge’s principal executive officers are:

Name	Title/Responsibilities
Terrence James Murphy	Chief Executive Officer, President, Chief Operating Officer, Director
Barbara Brooke Manning	Chief Compliance Officer, General Counsel
Harry David Cohen	Co-Chief Investment Officer
Cynthia Karen List	Chief Financial Officer, Director
Scott Keith Glasser	Co-Chief Investment Officer, Director

The address of each of these individuals is 620 Eighth Avenue, New York, New York 10018.

For its services to the Portfolio, ClearBridge receives a sub-advisory fee as follows: 0.42% of the Portfolio’s ClearBridge Allocated Portion’s average daily net assets up to and including $100 million; and 0.40% of the Portfolio’s ClearBridge Allocated Portion’s average daily net assets in excess of $100 million.

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board, each portfolio of the Trust may engage in brokerage transactions with brokers that are affiliates of the Adviser or the Sub-Advisers, with brokers who are affiliates of such brokers, or with unaffiliated brokers who trade or clear through affiliates of the Adviser or the Sub-Advisers. For the fiscal year ended December 31, 2017, the Portfolio paid $50,504 in brokerage commissions to Sanford C. Bernstein, an affiliate of FMG LLC or its affiliates, representing 6.57% of the Portfolio’s total brokerage commissions.

Control Persons and Principal Holders

AXA Equitable Life Insurance Company (“AXA Equitable”), the parent company of FMG LLC, may be deemed to be a control person with respect to the Trust by virtue of its ownership of a substantial majority of the Trust’s shares as of June 29, 2018. FMG LLC is organized as a Delaware limited liability company and is a wholly owned subsidiary of AXA Equitable. AXA Equitable is a wholly owned subsidiary of AXA Financial, Inc., a subsidiary of AXA, a French insurance holding company. As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to each portfolio of the Trust. As of June 29, 2018, the Trustees and Officers of the Trust owned, or were entitled to provide voting instructions in the aggregate with respect to, less than one percent of the shares of beneficial interest of the Portfolio.

The following table sets forth information regarding the shareholders who are deemed to own beneficially more than 5% of the outstanding shares of any class of shares of the Portfolio as of June 29, 2018:

Shareholder	Class	Number of Shares Beneficially Owned	Percentage of Class Owned
C.H.E.N., PR, INC. 401K ATTN. CH 71 SUMMER ST FL 6 BOSTON, MA 02110-102	IA	29,761.53	8.26%
ORTHOPAEDIC SPORTS SPECIALISTS ATTN . KI PO BOX 28 THIBODAUX, LA 70302-002	IA	23,588.80	6.55%

Shareholder	Class	Number of Shares Beneficially Owned	Percentage of Class Owned
27/2 NT TRUST CRT DTD 12/ KELLEY IN 10607 MARTHA ST OMAHA NE 68124	IA	20,378.00	5.65%

Outstanding Shares

The outstanding shares of each class of the Portfolio as of June 29, 2018, are set forth below:

	Class IA	Class IB	Class K
Outstanding Shares	195,539	13,254,177	27,095,205

A copy of the Trust’s June 30, 2018 Semi-Annual Report is attached.

Appendix A

The chart below provides information regarding the advisory fee(s) charged by the New Sub-Adviser to comparable fund(s) subject to the 1940 Act that it advises.

Name of Fund	Assets as of June 29, 2018	Advisory Fee Rate (% of average daily net assets)
ClearBridge Select Fund	$125.9 million	95.00 bps (flat rate)